Exhibit 10.17

Notice of Grant of Restricted Stock Unit and Award Agreement	Cytokinetics Incorporated ID: 94-3291317 350 Oyster Point Blvd. South San Francisco, CA 94080

First and Last Name Address Line 1 Address Line 2 City, State and Zip Code

Unless otherwise defined herein, the terms defined in the Cytokinetics, Incorporated Amended and Restated 2004 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Agreement”).

You have been granted an Award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:
Plan:
ID:
Date of Grant:
Type of Award:	RSUs
Total Number of Shares Granted:
Vesting Schedule:	100% of RSUs vest on the 1-year anniversary of the Date of Grant.

By Participant’s electronic acceptance and the electronic signature of the Company's representative below, the Participant and the Company agree that this Restricted Stock Unit Award Agreement is granted under and governed by the terms and conditions of the Amended and Restated 2004 Equity Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement. Participant has reviewed the Plan and this Restricted Stock Unit Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Unit Award Agreement and fully understands all provisions of the Plan and this Agreement. Participant acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Restricted Stock Units specified above and supersede all prior oral and written agreements on the terms of the Restricted Stock Units with the exception, if applicable, of (i) restricted stock units previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of these RSUs upon the terms and conditions set forth therein. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

By accepting this award of Restricted Stock Units, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

CYTOKINETICS, INC.:	PARTICIPANT:

Robert I. Blum	Participant’s Name
President and Chief Executive Officer

II.
AGREEMENT
1.
Grant of Restricted Stock Unit. The Company hereby grants to the Participant named in the Notice of the Grant of Restricted Stock Units attached as Part I of this Agreement (“Notice of Grant”) an award of RSUs, as set forth in the Notice of Grant and subject to the terms and conditions in this Agreement and the Plan.
2.
Company’s Obligation. Subject to Section 3, 4, and 5 below, each RSU represents the right to receive one share of the Company’s common stock (“Share(s)”). Unless and until the RSUs vest, the Participant will have no right to receive Shares under this Agreement or otherwise by virtue of the award of RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such vested RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The number of Shares subject to each RSU will be adjusted as provided in Section 12 of the Plan.
3.
Vesting Schedule. The RSUs awarded by this Agreement will vest in the Participant and be delivered according to the vesting schedule specified in the Notice of Grant.
4.
Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Participant ceases to be a Service Provider for any or no reason prior to vesting, all unvested RSUs at the time of such cessation will be forfeited at no cost to the Company.
5.
Payment after Vesting. For any RSUs that vests in accordance with paragraph 3 the Company will grant Participant (or in the event of the Participant’s death, to his or her estate) Shares as soon as administratively practicable.
6.
Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.
Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any RSUs or any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.
8.
Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
9.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.
Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
11.
Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
12.
Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of these Restricted Stock Units is accelerated in connection with the Participant’s termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated Restricted Stock Units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the Restricted Stock Units will be paid in shares of Common Stock to your estate as soon as practicable following your death. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.